EXHIBIT 99.1

Upcoming FDA Meeting to be Type C Meeting

THE WOODLANDS, Texas, Oct. 16, 2014 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today reported that its upcoming meeting with the FDA in the first half of November will be a Type C guidance meeting rather than a Type B Pre-NDA meeting. The Company received a communication from the FDA today indicating that based on its preliminary review of the Company's briefing document, there was not sufficient clinical information provided for the meeting to be a Type B Pre-NDA meeting.

While the Company does not know why the FDA believes the clinical information to not be sufficient, the Company notes that synopses for the one year DEXA safety study and the Drug-Drug Interaction Study, which it believes may be significant to the FDA's review, were not available at the time the briefing document was submitted to the FDA.

The FDA indicated that it would like to proceed with the meeting as a Type C Guidance meeting, and that it will provide preliminary comments to the Company's questions prior to the meeting.

About Repros Therapeutics Inc.®

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Forward-Looking Statements

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. These statements often include words such as "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend," "believe," "plan," "seek," "could," "can," "should" or similar expressions. These statements are based on assumptions that the Company has made in light of the Company's experience in the industry, as well as the Company's perceptions of historical trends, current conditions, expected future developments and other factors the Company believes are appropriate in these circumstances. Forward-looking statements include, but are not limited to, those relating to planned clinical studies and the timing and nature of the results thereof, the impact of the studies on the Androxal® label and the commercial potential of Androxal® and the timing of the Company's expected filing of an NDA for Androxal®. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors that may cause actual events to be materially different from those expressed or implied by such forward-looking statements, including the ability to have success in the clinical development of the Company's technologies, the reliability of interim results to predict final study outcomes, the ability to protect the Company's intellectual property rights and such other risks as are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

CONTACT: Investor Relations:
         Thomas Hoffmann
         The Trout Group
         (646) 378-2931
         thoffmann@troutgroup.com